BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/19/2021

Work Order Item Number:	W2021011900406 - 1067430
Filing Number:	20211172634
Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series
Filing Date/Time:	01/19/2021 09:30:32 AM
Filing Page(s):	6

Indexed Entity Information:

Entity ID: E0142922016-3 **Entity Name:** GPO Plus, Inc.

Entity Status: Active **Expiration Date:** None

Non-Commercial Registered Agent
Brett H. Pojunis (President, Secretary, Treasurer and Director)
3680 Willow Bend Ct, Las Vegas, NV 89121, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0142922016-3
Barbara K. Cegavske	Filing Number 20211172634
Secretary of State	Filed On 01/19/2021 09:30:32 AM
State Of Nevada	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☑ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **GPO Plus, Inc.** Entity or Nevada Business Identification Number (NVID): **NV20161185826**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 01/19/2021 Time: 12:00 PM (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: **Preferred Shares**
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☑ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X **Brett H Pojunis** Signature of Officer Date: 01/19/2021

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0142922016-3
Barbara K. Cegavske	Filing Number 20211172634
Secretary of State	Filed On 01/19/2021 09:30:32 AM
State Of Nevada	Number of Pages 6

CERTIFICATE OF DESIGNATION
OF
GPO PLUS, INC.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

SERIES A PREFERRED STOCK

On behalf of GPO Plus, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the Forty Nine Million Five Hundred Thousand (49,500,000) shares of blank check preferred stock, par value $0.0001 per share, of the Corporation authorized by Article IV of the Articles of Incorporation ("Blank Check Preferred Stock"), a series of Series A Preferred Stock, consisting of One Million Shares (1,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1. Designation; Rank. This series of Blank Check Preferred Stock shall be designated and known as "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be One Million Shares (1,000,000) shares. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of shares of Series A Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the **Founders Convertible Preferred (Preferred), Founders Class A Common Shares (Class A) and ordinary Common Stock**, subject to any preference given to the holders of future classes of preferred stock.

(b) A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a "Change in Control Event"), shall not be deemed to be a Liquidation for purposes of this Designation.

4. Voting. The holders of Series A Preferred Stock shall have the right to cast one hundred (100) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's ordinary Common Stock, including the election of directors, and all other matters as required by law.

There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stockholders of the Corporation except to the extent that voting as a separate class or series is required by law.

5. No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the majority Holders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.

7. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

8. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

9. Conversion of Series A Preferred Shares. Series A Preferred Stock will convert at one Common share for each share of Series A Preferred in the event the Corporation up lists to a national exchange such as the NYSE, NYSE American, or NASDAQ.

IN WITNESS WHEREOF the undersigned has signed this Designation this 31st day of December 2020.

GPO Plus, Inc.

By: ______________________

Name: Brett H. Pojunis
Title: CEO